Exhibit 5.1 Legal Opinion with Consent
The Law Office of Timothy S. Orr, PLLC
4328 West Hiawatha Drive, Suite 101
Spokane, Washington 99208
Phone (509) 462-2926
Facsimile (509) 462-2929

Board of Directors
BlueStar Financial Group, Inc.
1761 Washington Way, Suite 205
Richland, Washington 99352

Re:	Opinion and Consent of Counsel with respect to Registration Statement on Form S-1 for BiueStar Financial, Inc., a Nevada Corporation, (the “Company”).

Ladies and Gentleman:

We have been engaged as counsel by the Company for the purpose of supplying this opinion letter, which is to be filed as an Exhibit to the Company’s Registration Statement (the “Registration Statement”).  This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 740,000 shares held by existing shareholders and 5,000,000 newly issued shares for public sale of the Company's common stock, $0.001 par value, to be sold by the existing selling shareholders and the issuer.

                         We have in connection with the Company’s request made ourselves familiar with the corporate actions taken and proposed to be taken by the Company in connection with the proposed registration of Shares by existing stockholders and authorization issuance and sale of the Shares by the Company and have made such other legal factual inquiries as we have deemed necessary for the purpose of rending this opinion.  We have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.    The Certificate of Incorporation of the Company;
ii.   The Registration Statement and the Exhibits thereto; and
iii.  Such other matters of law, as we have deemed necessary for the expression of the opinion herein contained.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies, the authenticity of the originals of such copied documents, and except with respect to the Company, that all individual executing and delivering such documents were duly authorized to do so.

Based on the forgoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.  Based on the foregoing, I am of the opinion that the Shares have and upon the effectiveness of the registration will have been duly and validly issued and are fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date hereof, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/Timothy S. Orr
Timothy S. Orr
Attorney at Law
WSBA # 36256

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